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                                                                   Exhibit 10.2

                       AMENDMENT NO. 1 TO MERGER AGREEMENT

      THIS AGREEMENT, dated as of December __, 1996 ("Amendment No. 1 to Merger Agreement") is made among WILLCOX & GIBBS, INC. (formerly "WG, Inc.") ("WG"), CLINTON MACHINERY CORPORATION, a Delaware Corporation ("Clinton"), WG APPAREL, INC., a Delaware Corporation ("WG Apparel"), FRANK SCANNAVINO, CHARLES NALL AND MARC GLAZER (collectively the "Stockholders").

                              W I T N E S S E T H:

      WHEREAS, pursuant to the terms of a certain Agreement and Plan of Merger, dated December 15, 1995 ("Merger Agreement"), among WG, Clinton Machinery Corporation, a Florida Corporation (the "Company"), Clinton and the Stockholders, Company merged with and into Clinton; and

      WHEREAS, as part of the consideration to the Stockholders in connection with the Merger, the Stockholders received 100,000 shares of WG and received an option to put those shares to WG Apparel at a price equal to Thirty Dollars ($30.00) per share in accordance with and subject to the terms and conditions of the Merger Agreement ( the "Put Option"); and

      WHEREAS, pursuant to a certain Security Agreement ("Security Agreement") dated February 1, 1996, and in order to secure, among other things, payment of the purchase price in the event the Put Option was exercised and the "Annual Payments" under the "Stock Purchase Agreement" (as those terms are defined in the Security Agreement), the Stockholders were granted a security interest in the "Collateral" as that term is defined in the Security Agreement; and

      WHEREAS, WG plans to offer certain Series A Senior Notes (the "Notes") to raise approximately $85,000,000 cash to be used to pay off existing institutional revolver and term debt, fund the acquisition of Macpherson Meistergram Corporation and for general corporate purposes; and

      WHEREAS, WG intends to offer to exchange the Series A Senior Notes for its Series B Senior Notes (together with the Series A Senior Notes, and any other security from time to time issued under the Indenture, as hereinafter defined, the "Senior Notes" ), and the Indenture under which the Senior Notes will be issued (the "Indenture") will, among other things, restrict WG's and WG Apparel's ability to make certain "Restricted Payments" (as that term will be defined in the Indenture); and
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      WHEREAS, WG plans to obtain bank financing in the amount of approximately
$18,500,000.00 ("Bank Financing") from NationsBank, N.A. ("NationsBank") to be used for general corporate purposes; and

      WHEREAS, In connection with the issuance of the Senior Notes and the consummation of the Bank Financing, WG has been requested to amend the Merger Agreement so as to change the rights of the Stockholders as respects the Put Option and Stockholders have also been requested to release all of their security interests created by the Security Agreement; and

      WHEREAS, Stockholders will benefit from the issuance of the Senior Notes, and therefore Stockholders have agreed to so amend the terms of the Put Option and release all of their rights set forth under the Security Agreement, as further set forth in this Agreement; and

      NOW THEREFORE in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Stockholder agrees as follows:

                                    ARTICLE 1

      1.1 Amendment to Put Option. Section 4.1 of the Merger Agreement is amended and restated to read as follows:

            "4.1 Put Option. (a) Each Stockholder shall have the right, subject to the requirements set forth in this Section 4.1, to sell his WG, Inc. Common stock to WG Apparel, Inc. at a price of thirty ($30) dollars per share (the "Put Option"). Exercise by a Shareholder of his option shall be by written notice (the "Exercise Notice") to WG Apparel, Inc. or the other shareholders of WG, Inc. pursuant to subparagraph 4.1(a)(iv) below. The Exercise Notice shall not be effective, and the Put Option shall not be exercisable except to the extent set forth in Section 4.1(e) below, unless, at the time of delivery of the Exercise Notice and at the time of closing of the Put Option:

            (i) the Exercise Notice shall have been delivered during the "Option Period" as hereafter defined. The Option Period shall commence on the earlier to occur of (w) the day after the due date of the Senior Notes whether by occurrence of the scheduled maturity date or sooner acceleration of the due date (provided that if the Senior Notes become due on a date other than the scheduled maturity date, the Option Period shall not terminate until thirty (30) days after Stockholders receive written notice


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            of the accelerated maturity date); (x) the fourth (4th) anniversary of the Closing Date; (y) the closing date of an Initial Public Offering with respect to WG (by which is meant the date WG, Inc. or any of it stockholders receives the cash proceeds from the sale of common stock pursuant to the first effective registration statement filed under the Securities Act of 1933 and the rules and regulations thereunder, other than a registration on Form S-4 or S-8 or any successor form); (z) the date of a Change of Control (as hereinafter defined) of WG, Inc.; provided that the events described in subparagraph (z) above shall not be deemed a triggering event unless the cash portion of the consideration paid for or to WG, Inc. at the closing is at least fifty one percent (51%) of the total consideration. The Option Period shall end thirty (30) days after the occurrence of any of the events described in clauses (w), (x),
            (y) or (z) of this subparagraph 4(a)(i). WG, Inc. shall provide each Stockholder at least thirty (30) days prior written notice before any event which could result in the exerciseability of the Put Option under subparagraphs (y) or (z) above.

            (ii) Except in the event of a Change of Control (as to which this subparagraph shall not apply), no Default or Event of Default exists under the Indenture or with respect to the terms, covenants or provisions of any Senior Notes or the Bank Financing on the part of WG, Inc. or WG Apparel, Inc. to be kept, performed and observed; nor would any such Default or Event of Default occur under the Indenture, the Senior Notes or the Bank Financing upon payment of the purchase price for the number of shares designated in the Exercise Notice.

            (iii) Except in the event of a Change of Control (as to which this subparagraph shall not apply), WG, Inc. and/or WG Apparel, Inc. would have available after payment of the purchase price for the number of shares designated in the Exercise Notice, cash, cash equivalents, and/or available borrowing facilities in an aggregate amount of at least One Million ($1,000,000) Dollars.

            (iv) Stockholders shall have first offered to sell their WG, Inc. Shares to the other Shareholders of WG, Inc. pursuant to the provisions of paragraph 1 of the WG, Inc. Investors Shareholders Agreement


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            dated as of June 17, 1994, as amended (the "Investors Shareholder
            Agreement"), and there remains any unsold shares.

            (b) Stockholders shall have the option to reduce the number of WG, Inc. Shares which are subject to any Exercise Notice, in order to effectuate an effective Put Option which satisfies the conditions set forth in subparagraphs 4.1(a)(ii) and 4.1(a)(iii) above.

            (c) The closing of the Put Option shall occur at the offices of the attorneys for WG, Inc. at such time as shall be mutually agreeable to Stockholders and WG, Inc. provided that such date shall not be later than thirty (30) days following the closing date, if applicable, for purchases of WG, Inc. Shares under the right of first refusal provisions of the Investors Shareholder Agreement and if the Put Option is exercised by reason of a Change of Control the closing of the Put Option shall occur prior to or simultaneous with the Change of Control closing.

            (d) WG Apparel, Inc. shall have the option to pay the purchase price for the WG, Inc. Shares which are subject to the Put Option, in either of the following manners: (a) payment of the entire purchase price in immediately available funds at closing, or (b) fifty (50%) percent of the purchase price at closing in immediately available funds and fifty (50%) percent of the purchase price due on the first (1st) anniversary of the first payment together with interest at twelve (12%) percent per annum on the principal amount of said note. If an Exercise Notice is properly given and effective and all applicable conditions to same set forth in this
      Section 4.1 have been met, such that the entire (100%) purchase price for the shares referenced in the Exercise Notice may be paid by WG Apparel at the time of the Exercise Notice, and notwithstanding same WG Apparel elects to pay fifty (50%) percent of the said purchase price one year later as above provided, then in such event the conditions for the effectiveness of the Exercise Notice in subparagraphs 4.1(a)(ii) and 4.1(a)(iii) above, shall not apply to payment of the deferred portion (50%) of the purchase price referenced above.

            (e) In the event that the Put Option cannot be exercised pursuant to the provisions of Section 4.1 hereof, payment of the entire purchase price shall be due on the date that the restrictions contained in Section 4.1(a)(ii) and 4.1(a)(iii) hereof are no longer


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      applicable, together with interest thereon at twelve percent (12%) per annum on the principal amount due from the date of the Exercise Notice to the payment date.

            4.2 Adjustments. In the event of any increase or decrease in the number of issued shares of WG, Inc. common stock effected without receipt of consideration by WG, Inc., including, without limitation, recapitalizations, stock splits or stock dividends, the Put Option Price shall be proportionately adjusted to reflect such increase or decrease. In the event of a proposed sale of all or substantially all of the assets of WG, Inc. or the merger or consolidation of WG, Inc. with or into another corporation and any such transaction is effected in a manner that holders of WG, Inc. common stock will be entitled to receive stock or other securities in exchange for such stock, then, as a condition to such transaction, lawful and adequate provision shall be made whereby the terms of the Put Option, including, without limitation, the Put Option Price, shall thereafter be applicable, as nearly equivalent as may be practicable, in relation to any shares of stock or securities thereafter deliverable with respect to the WG, Inc. Shares. However, the foregoing shall not result in any acceleration of the date on which the Put Option may be exercised except as herein otherwise provided.

            4.3 Expiration of Put Option. If an Exercise Notice is not properly delivered during the Option Period, the put option under Section 4.1 shall expire and terminate on the expiration of the Option Period date. All rights of the Stockholders as respects the Put Option shall forever terminate on such date, unless the Put Option was properly exercised prior to such date. "

                                    ARTICLE 2

      Stockholders agree that on or prior to the date of issuance and delivery of the Series A Senior Notes, Stockholders shall execute and deliver all documents necessary to release their security interests in all of the Collateral under the Security Agreement (whether securing payment of the purchase price upon exercise of the Put Option, payment of the Annual Payments, or otherwise) and to terminate the Security Agreement, including but not limited to UCC-3 termination statements and any other documents requested by WG. Each Stockholder will, promptly from time to time upon the reasonable request by WG, NationsBank or any Senior Holder, execute and deliver, or cause to be executed and delivered, or use its best efforts to procure and deliver, any UCC-3 financing


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statements, instruments or documents to WG and take any other actions that are reasonably necessary or desirable to release (or evidence the release of) the security interest in the Collateral and/or to terminate the Security Agreement. WG, NationsBank, and each Senior Holder is hereby irrevocably authorized to execute any such termination statements or any other instruments or documents in the event of the failure of any Stockholder to execute any of the foregoing. Each Stockholder agrees that it will execute and deliver such other and further powers of attorney or other instruments as WG, NationsBank or any Senior Holder may reasonably request in order to accomplish the foregoing. Neither NationsBank nor any Senior Holder shall have any liability to any Stockholder, nor shall any Stockholder have any liability to either NationsBank or any Senior Holder (except to the extent of their obligations set forth herein), in connection with any such filing, instrument or document. WG shall pay all fees and costs incurred in connection with any of the foregoing.

                                    ARTICLE 3

      Except as specifically amended hereby, the Merger Agreement and all the documents executed and delivered in connection therewith shall remain in full force and effect. Nothing herein is intended nor is to be construed to effect the continued right of the Stockholders to receive the Annual Payments under the Stock Purchase Agreement.

                                    ARTICLE 4

      This Amendment No. 1 to the Merger Agreement shall become effective only upon the issuance and delivery of the Series A Senior Notes. If the issuance and delivery of the Series A Senior Notes shall not occur on or before February 28, 1997, then this Amendment No. 1 to the Merger Agreement shall be void and of no effect, and all of the original provisions of the Merger Agreement and the Security Agreement shall remain in full force and effect as if this Amendment No. 1 to the Merger Agreement had never been executed.


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      IN WITNESS WHEREOF, the parties have affixed their signatures on the date first above written in the presence of the undersigned witnesses.

                                        WILLCOX & GIBBS, INC.


                                        By: /s/ [ILLEGIBLE]
                                           --------------------------------

                                            Title:

                                        WG APPAREL, INC.


                                        By: /s/ [ILLEGIBLE]
                                           --------------------------------

                                            Title:

                                        CLINTON MACHINERY CORPORATION


                                        By: /s/ FRANK SCANNAVINO
                                           --------------------------------

                                            Title:


                                        /s/ FRANK SCANNAVINO
                                        -----------------------------------
                                        FRANK SCANNAVINO


                                        /s/ CHARLES NALL
                                        -----------------------------------
                                        CHARLES NALL


                                        /s/ MARC GLAZER
                                        -----------------------------------
                                        MARC GLAZER


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